EXHIBIT 99

                                                                    NEWS RELEASE
                          -----------------------------------------------------
                                                                January 14, 2004

                                                               INVESTOR CONTACT:
                                                                    Tom Scottino
                                                                 +1.630.798.3602
                                                        tom.scottino@tellabs.com

                                                                  MEDIA CONTACT:
                                                                George Stenitzer
                                                                 +1.630.798.3800
                                                    george.stenitzer@tellabs.com

                    Edward H. Kennedy to resign from Tellabs

                Company's CEO search is progressing as scheduled

Naperville, Ill.-- Tellabs announced that Edward H. Kennedy, 49, president-Tellabs North America, has withdrawn his candidacy for Tellabs' CEO position and resigned from Tellabs effective Jan. 30 for personal reasons. Michael J. Birck, Tellabs chairman and CEO, will resume direct leadership of Tellabs' North American operations on Jan. 19.

"We appreciate Ed Kennedy's contributions to Tellabs, and Ed is working closely with me to ensure a smooth transition for our employees and customers," Birck said. "Meanwhile, our CEO search is making good progress and we remain on track for a selection by April."

Kennedy has served as president-Tellabs North America since March 2003. He joined Tellabs as a result of Tellabs' 2002 acquisition of Virginia-based Ocular Networks, where he was founder, president and CEO.

"After long and careful consideration, it's best for my family that we remain in the Washington, D.C., area," Kennedy said. "I'm confident that Tellabs has grown stronger over the past year, and the company's future success is driven by sound strategy, solid next-generation products, and strong customer relationships with industry leaders."

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs -- most telephone calls and Internet sessions in several countries, including the United States, flow through the company's equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; tellabs.com).

Tellabs and [GRAPHIC OMITTED] are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.

                                       ###